CARLYLE ALPINVEST PRIVATE MARKETS SECONDARIES FUND

INVESTMENT SUBADVISORY AGREEMENT

This INVESTMENT SUBADVISORY AGREEMENT (the “Subadvisory Agreement”), dated as of September 8, 2025, is between Carlyle Global Credit Investment Management L.L.C., a Delaware limited liability company (the “Subadviser”) and AlpInvest Private Equity Investment Management, LLC, a Delaware limited liability company (the “Adviser”), for Carlyle AlpInvest Private Markets Secondaries Fund, a Delaware statutory trust (the “Fund”), and any wholly-owned and controlled subsidiary of the Fund that may be formed by the Fund from time to time (each, a “Subsidiary”).

WHEREAS, the Fund is a closed-end management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Act”), and each Subsidiary is a wholly-owned and controlled subsidiary of the Fund that is intended to be treated as a disregarded entity for U.S. federal income tax purposes;

WHEREAS, the Fund has appointed the Adviser as the investment adviser pursuant to the terms of an Investment Management Agreement (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement provides that the Adviser may, at its option, subject to approval by the Board of Trustees of the Fund (the “Board of Trustees,” and each member, a “Trustee”) and, to the extent necessary, the shareholders of the Fund, appoint a subadviser to assume certain responsibilities and obligations of the Adviser under the Advisory Agreement;

WHEREAS, the Adviser and the Subadviser are investment advisers registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Adviser wishes to appoint the Subadviser to serve, and the Subadviser wishes to serve, as subadviser with respect to the Fund and each Subsidiary with responsibility for such portion of the Fund’s and each Subsidiary’s assets as determined by the Adviser from time to time, which is expected to generally consist of liquid, tradeable securities (such portion, the “Portfolio”);

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Adviser and the Subadviser, intending to be legally bound, hereby agree as follows:

1.	General.

(a)       The Adviser hereby appoints the Subadviser, and the Subadviser hereby undertakes to act, as investment subadviser to the Portfolio to provide investment advice and to perform for the Fund and each Subsidiary such other duties and functions as are hereinafter set forth, in each case in accordance with:

(i)       the provisions of the Act, the Advisers Act and the Internal Revenue Code of 1986, as amended, and in each case any rules or regulations thereunder;

(ii)       any other applicable provisions of state or federal law;

(iii)       the provisions of the governing documents of the Fund, as amended from time to time and provided to the Subadviser by the Adviser;

(iv)       policies and determinations of the Board of Trustees of the Fund and the Adviser of which the Subadviser has been notified;

(v)       the fundamental and non-fundamental policies and investment restrictions of the Fund, as reflected in the Fund’s registration statement or as such policies may, from time to time, be amended by the Board of Trustees, or where necessary, by the Fund’s shareholders; and/or

(vi)        the Prospectus and Statement of Additional Information of the Fund in effect from time to time (collectively referred to as the “Disclosure Documents”).

(b)       The officers and employees of the Subadviser responsible for providing the services of the Subadviser hereunder shall be available upon reasonable notice for consultation with respect to the provision of such services.

(c)       Subadviser will comply with the applicable provisions of the Fund’s pricing procedures which it has received and, upon request, will provide reasonable assistance to the Fund in valuing securities held by the Fund.

Except to the extent the Fund and the Manager otherwise agree, references herein to the Fund include references to a Subsidiary in respect of the rights and obligations and all other terms set forth in this Subadvisory Agreement, as and to the extent applicable.

2.	Duties of the Subadviser.

(a)       The Subadviser shall, subject to the direction and control of the Fund’s Board of Trustees and the Adviser, (i) provide a continuing investment program for the Portfolio and determine what securities or other investments shall be purchased or sold by the Portfolio; (ii) arrange, subject to the provisions of Section 5 hereof, for the purchase and sale of securities and other investments for the Portfolio; and (iii) provide written reports on the foregoing to the Board of Trustees of the Fund in connection with each regular Board meeting. Unless the Adviser gives the Subadviser written instructions to the contrary, the Subadviser shall vote or determine to abstain from voting all proxies, consents or approvals solicited by or with respect to the issuers or sponsors of securities in which assets of the Portfolio are invested. The Subadviser shall provide the Fund in a timely manner with such records of its proxy voting on behalf of the Fund as is necessary for the Fund to comply with the requirements of any law, rule, regulation or Commission position and records of any consents or approvals. Unless otherwise agreed to by the Adviser and the Subadviser, Subadviser shall not act with respect to legal proceedings, including class actions or bankruptcies and notices of such proceedings.

Subject to the provisions of this Subadvisory Agreement, the Subadviser shall have the authority to buy, sell or otherwise effect investment transactions for and in the name of the Fund and any Subsidiary, including without limitation, the power to enter into swap, futures, options and other agreements with counterparties on the Fund’s or Subsidiary’s behalf as the Subadviser deems appropriate from time to time in order to carry out the Subadviser’s responsibilities hereunder.

(b)       The Subadviser shall provide to the Adviser such reports for the Portfolio, on a monthly, quarterly or annual basis, as the Adviser or the Board of Trustees of the Fund shall reasonably request or as required by applicable law or regulation.

(c)       The Subadviser shall provide full and prompt disclosure to the Adviser and the Fund regarding itself and its partners, officers, directors, shareholders, employees, affiliates or any person who controls any of the foregoing, including, but not limited to, information regarding any change in control of the Subadviser or any change in its personnel that could affect the services provided by the Subadviser to the Fund hereunder, information regarding any material adverse change in the condition (financial or otherwise) of the Subadviser or any person who controls the Subadviser, information regarding the investment performance and general investment methods of the Subadviser or its principals and affiliates relating to the Portfolio and the performance of the Subadviser’s composite of accounts following the same or similar investment strategies as the Portfolio, information regarding the results of any examination conducted by the Commission or any other state or federal governmental agency or authority or any self-regulatory organization relating directly or indirectly to the services performed by the Subadviser hereunder with respect to the Fund, and, upon request, other information that the Adviser reasonably deems necessary or desirable to enable the Adviser to monitor the performance of the Subadviser and information that is required, in the reasonable judgment of the Adviser and upon prior written request, to be disclosed in any filings required by any governmental agency or by any applicable law, regulation, rule or order.

(d)       The Subadviser shall maintain such books and records as are required under the Act or other applicable law, based on the services provided by the Subadviser pursuant to this Subadvisory Agreement and as are necessary for the Adviser or the Fund to meet its record keeping obligations generally set forth under Section 31 of the Act and rules thereunder; and shall meet with any persons at the request of the Adviser or the Board of Trustees of the Fund for the purpose of reviewing the Subadviser’s performance under this Subadvisory Agreement at reasonable times and upon reasonable advance written notice. The Subadviser agrees that all records which it maintains relating to the Fund are property of the Fund, and the Subadviser will promptly surrender to the Fund any of such records or copies thereof upon the Fund’s request. The Subadviser further agrees to preserve for the periods prescribed under the Act any such records as are required to be maintained by it pursuant to this Subadvisory Agreement.

(e)       On each business day the Subadviser shall provide to the Fund’s custodian information relating to all transactions concerning the Portfolio’s assets and shall provide to the Fund’s custodian, administrator and/or sub-administrator any such additional information as reasonably requested.

(f)       The Subadviser agrees to reimburse the Adviser and the Fund for any reasonable costs, upon evidence of invoices, bills, etc., associated with the production, printing and filing with the Commission (not including mailing costs) of supplements to the Disclosure Documents due to material changes caused by or relating to the Subadviser.

(g)       The Subadviser shall not consult with any other subadviser to the Fund or to any other investment company or investment company series for which the Adviser serves as investment adviser concerning transactions for the Fund in securities or other assets, other than for purposes of complying with conditions of applicable law.

(h)       As the Adviser or the Board of Trustees of the Fund may request from time to time, the Subadviser shall timely provide to the Adviser (i) information and commentary for the Fund’s annual and semi-annual reports, in a format approved by the Adviser, and shall (A) certify that such information and commentary discuss the factors that materially affected the performance of the Portfolio, including the relevant market conditions and the investment techniques and strategies used, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading and (B) provide additional certifications related to the Subadviser’s management of the Portfolio in order to support the Fund’s filings on Form N-CSR, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 under the Act; (ii) a quarterly certification, as well as any requested sub-certifications, with respect to compliance matters related to the Subadviser and the Subadviser’s management of the Portfolio, in formats reasonably requested by the Adviser, as they may be amended from time to time; and (iii) an annual certification from the Subadviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Advisers Act, with respect to the design and operation of the Subadviser’s compliance program, in a format reasonably requested by the Adviser.

(i)       The Subadviser may delegate any of its duties and obligations hereunder to any affiliated person that is eligible to serve as an investment adviser to an investment company registered under the Act on such terms and conditions as it deems necessary or appropriate, provided that (i) the Adviser and the Board of Trustees of the Fund consent to any such delegation and to the terms and conditions thereof, (ii) such delegation is pursuant to a written contract which receives prior approval by the Adviser and the Board of Trustees of the Fund, which may not be materially amended without prior written approval of the Adviser and the Board of Trustees of the Fund, and which provides for its automatic termination in the event this Subadvisory Agreement is terminated for any reason, and (iii) such delegation is permitted by and in conformity with the Act. The Subadviser shall be liable to the Adviser and the Fund for any loss or damage arising out of, in connection with, or related to the actions, or omissions to act, of any delegee utilized hereunder as if such delegee were a party hereto. The Subadviser shall be solely responsible for compensating any delegee for services rendered, neither the Adviser nor the Fund may be held responsible, or otherwise liable for, the payment of any amount due, or which may become due to any delegee.

3.	Other Activities and Investments.

(a)       The Subadviser and its officers and employees shall devote so much of their time to the affairs of the Fund as in the judgment of the Subadviser the conduct of its business shall reasonably require, and none of the Subadviser or its affiliates shall be obligated to do or perform any act or thing in connection with the business of the Fund not expressly set forth herein.

(b)       The services of the Subadviser to the Fund are not to be deemed exclusive, and the Subadviser and its affiliates are free to render investment management or similar services to others. To the extent that affiliates of, or other accounts managed by, the Subadviser invest in types of investments that limit the amount of assets and the number of accounts that they will manage or where capacity or access to such investment opportunity is otherwise constrained, the Subadviser may be required to choose between the Fund and other accounts or affiliated entities in making allocation decisions. The Subadviser will make allocation decisions in a manner it believes to be fair and equitable to each account under the circumstances. It is recognized that in some cases this may adversely affect the price paid or received by the Fund or the size or position obtainable for or disposed by the Fund. Nothing herein contained in this Subadvisory Agreement shall be deemed to preclude the Subadviser or its affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding, or otherwise dealing with any co-investments in portfolio companies for the account of any such other business, for their own accounts, for any of their family members or for other clients.

(c)       It is understood that any of the investors, director, officers, and employees of the Manager may be an investor, director, officer, or employee of, or be otherwise interested in, the Subadviser, and in any person controlled by or under common control with the Subadviser, and that the Subadviser and any person controlled by or under common control with the Subadviser may have an interest in the Manager. It is also understood that the Subadviser and any person controlled by or under common control with the Subadviser may have advisory, management, service, or other contracts with other organizations and persons and may have other interests and business.

4.	Compensation of the Subadviser.

(a)       The Subadviser will bear all expenses in connection with the performance of its services under this Subadvisory Agreement, which expenses shall not include brokerage fees or commissions or similar costs in connection with the effectuation of securities transactions for the Portfolio. For the services provided and the expenses assumed pursuant to this Subadvisory Agreement, the Adviser agrees to pay the Subadviser and the Subadviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid monthly, in arrears, at the annual rate of 0.50% of the net assets of the Portfolio (including, for the avoidance of doubt, assets of the Portfolio held in a Subsidiary), calculated based on the average of the net assets of the Portfolio on the first and day business day of the prior calendar month, determined before giving effect to the payment of the management fee being calculated or to any purchases or repurchases of shares of the Fund or any distributions by the Fund. For the avoidance of doubt and to avoid “double counting,” for any period in which the Subadviser receives compensation for investment subadvisory services from the Adviser in respect of a Subsidiary, the fee payable by the Adviser pursuant to this Subadvisory Agreement will be calculated based on the average of the net assets of the Fund on the first and day business day of the prior calendar month, excluding the net assets of such Subsidiary. The Adviser shall pay the Subadviser such fee not later than the thirtieth (30th) calendar day immediately following the end of each calendar month. If this Subadvisory Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

(b)       The Adviser and the Subadviser may agree that a Subsidiary be managed pursuant to a separate agreement, in which case the assets of such Subsidiary will not be considered for purposes of this Section 4, except as the Adviser and the Subadviser otherwise agree.

5.	Portfolio Transactions and Brokerage.

(a)       The Subadviser shall place orders with or through such brokers or dealers (herein, “broker-dealers”), futures commission merchants or other persons (including, but not limited to, broker-dealers that are affiliated with the Adviser or the Subadviser) as may be selected by the Subadviser. The Subadviser may effect the purchase and sale of securities in private transactions on such terms and conditions as are customary in such transactions, may use a broker-dealer to effect said transactions, and may enter into a contract in which the broker-dealer acts either as principal or as agent.

(b)       On occasions when the Subadviser deems the purchase or sale of a security or other investment to be in the best interest of the Portfolio as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other investments to be sold or purchased in order to seek best execution. In such event, the Subadviser will make allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(c)       The Subadviser shall select broker-dealers to effect the Portfolio’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Subadviser on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Portfolio’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; receipt of brokerage and research services available from or through the broker-dealer in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Portfolio; and any other considerations of which the Adviser may notify the Subadviser from time to time. Subject to such policies as the Trustees may determine, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Subadvisory Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Subadviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Subadviser’s overall responsibilities with respect to the Fund and to other clients of the Subadviser as to which the Subadviser exercises investment discretion.

(d)       The Manager hereby agrees with the Subadviser that any entity or person associated with the Subadviser which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder.

6.	Representations and Warranties of the Subadviser.

The Subadviser hereby represents and warrants to the Fund and the Adviser that:

(a)       The Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Subadvisory Agreement remains in effect; (ii) is not prohibited by the Act or the Advisers Act from performing the services contemplated by this Subadvisory Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred and correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund to the Adviser; (v) has met and will seek to continue to meet for so long as this Subadvisory Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; (vi) has the authority to enter into and perform the services contemplated by this Subadvisory Agreement; and (vii) will promptly notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Act or otherwise.

(b)       The Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Adviser with a copy of the code of ethics.

(c)       The Subadviser has provided the Adviser with a copy of its Form ADV Part 2, which as of the date of this Subadvisory Agreement is its Form ADV Part 2 as most recently deemed to be filed with the Commission, and promptly will furnish a copy of all amendments thereto to the Adviser.

(d)       There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Subadviser or any of its principals or affiliates is a party, or to which any of the assets of the Subadviser is subject, which reasonably might be expected to (i) result in any material adverse change in the Subadviser’s condition (financial or otherwise), business or prospects; (ii) affect adversely in any material respect any of the Subadviser’s assets; (iii) materially impair the Subadviser’s ability to discharge its obligations under this Subadvisory Agreement; or (iv) result in a matter which would require an amendment to the Subadviser’s Form ADV Part 2; and the Subadviser has not received any notice of an investigation by the Commission or any state regarding U.S. federal or state securities laws, regulations or rules.

(e)       All references in the Disclosure Documents concerning the Subadviser and its affiliates and the controlling persons, affiliates, stockholders, members, directors, officers and employees of any of the foregoing provided to the Adviser by the Subadviser or approved by the Subadviser for use in the Disclosure Documents, as well as all performance information provided to the Adviser by the Subadviser or approved by the Subadviser for use by the Adviser, are accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information not misleading.

(f)       The Subadviser has supplied to, or made available for review by, the Adviser (and if requested by the Adviser to its designated auditor) all documents, statements, agreements and workpapers reasonably requested by it relating to accounts covered by the Subadviser’s performance results and which are in the Subadviser’s possession or to which it has access.

The foregoing representations and warranties shall be continuing and be deemed repeated at and as of all times during the term of this Subadvisory Agreement.

7.	Representations and Warranties of the Adviser.

(a)	The Adviser represents and warrants to the Subadviser the following:

(i)       The Adviser has all requisite corporate power and authority under applicable state law and federal securities laws and under the Advisory Agreement with the Fund to execute, deliver and perform this Subadvisory Agreement.

(ii)       The Adviser is a registered investment adviser under the Advisers Act and is in material compliance with all other required registrations under applicable federal and state law.

(iii)       The Adviser has received a copy of Part 2 of Subadviser’s Form ADV at least two (2) business days prior to the execution of this Subadvisory Agreement.

The foregoing representations and warranties shall be continuing during the term of this Subadvisory Agreement.

8.	Covenants of the Subadviser.

(a)       If at any time during the term of this Subadvisory Agreement, the Subadviser discovers any fact or omission, or any event or change of circumstances occurs, which would make the Subadviser’s representations and warranties in Section 6 inaccurate or incomplete in any material respect, or which might render the Disclosure Documents untrue or misleading in any material respect, the Subadviser will provide prompt written notification to the Fund and the Adviser of any such fact, omission, event or change of circumstances, and the facts related thereto.

(b)       The Subadviser agrees that, during the term of this Subadvisory Agreement, it will provide the Fund and the Adviser with updated information relating to the Subadviser’s performance results with respect to the Portfolio and other clients with the same or similar investment strategies as the Portfolio (subject to applicable restrictions on the release of client confidential information) as may be reasonably requested from time to time by the Fund and the Adviser. The Subadviser shall provide such information within a reasonable period of time after the end of the month to which such updated information relates.

(c)       The Subadviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Fund or the Adviser, or any of their respective affiliates in offering, marketing or other promotional materials without the prior written consent of the Adviser.

9.	Certain Other Interests.

It is understood that any of the investors, Trustees, officers, and employees of the Fund may be an investor, director, officer, or employee of, or be otherwise interested in, the Subadviser, and in any person controlled by or under common control with the Subadviser, and that the Subadviser and any person controlled by or under common control with the Subadviser may have an interest in the Fund. It is also understood that the Subadviser and any person controlled by or under common control with the Subadviser may have advisory, management, service, or other contracts with other organizations and persons and may have other interests and business.

10.	Duration.

Unless terminated earlier pursuant to Section 12 hereof, this Subadvisory Agreement shall be effective as of the effective date of the Fund’s initial registration statement under the Securities Act of 1933, as amended, and shall remain in effect until two years from such effective date. Thereafter, it shall continue in effect from year to year, so long as such continuance shall be approved at least annually by the Fund’s Board of Trustees or by the holders of a majority of the outstanding voting securities of the Fund, and in either case by a majority of the Trustees of the Fund who are not parties to this Subadvisory Agreement or interested persons of any such party cast in person (to the extent required by applicable law) at a meeting called for the purpose of voting on such approval.

11.	Indemnification.

(a)       In the absence of willful misfeasance, bad faith or gross negligence on the part of the Subadviser, or reckless disregard of its obligations and duties hereunder, the Subadviser shall not be subject to any liability to the Fund or to any shareholder of the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder. The Fund shall, to the fullest extent permitted by law, indemnify and save harmless the Subadviser, its affiliates and any of their respective partners, members, directors, officers, employees and shareholders (collectively, the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses, that are incurred by any Indemnitee and that arise out of or in connection with the performance or non-performance of or by the Indemnitee of any of the Subadviser’s responsibilities hereunder, provided that an Indemnitee shall be entitled to indemnification hereunder only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Fund; provided, however, that no Indemnitee shall be indemnified against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Indemnitee’s duties under this Subadvisory Agreement.

(b)       Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of a proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid by the Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Subadvisory Agreement.

(c)       Notwithstanding anything in this Subadvisory Agreement to the contrary, in no event shall the Manager or the Subadviser be liable to the other, or to any third party, for special, punitive or consequential damages arising, directly or indirectly from this Subadvisory Agreement, even if said party has been advised by the other party of the possibility of such damages.

(d)       In the event either party is unable to perform its obligations under the terms of this Subadvisory Agreement, despite having taken commercially reasonable precautions, because of acts of God, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, war, acts of terrorism or other conflicts, government acts, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes. The Adviser and the Subadviser shall notify each other as soon as reasonably possible following the occurrence of an event described in this Section 11(d).

12.	Termination.

(a)       This Subadvisory Agreement shall terminate automatically upon its assignment (within the meaning of the Act), the termination of the Advisory Agreement or the dissolution of the Fund.

(b)       This Subadvisory Agreement may be terminated by the Adviser or the Board of Trustees of the Fund: (i) by written notice to the Subadviser with immediate effect, if the Subadviser’s registration under the Advisers Act is suspended, terminated, lapsed or not renewed; (ii) by written notice to the Subadviser with immediate effect, if the Subadviser is bankrupt or insolvent, seeks an arrangement with creditors, is dissolved or terminated or ceases to exist; (iii) by written notice to the Subadviser with immediate effect, if the Adviser or the Board of Trustees of the Fund determines for any reason, that such termination is appropriate for the protection of the Fund, including without limitation a determination by the Adviser or the Board of Trustees of the Fund that the Subadviser has breached an obligation or duty under this Subadvisory Agreement; or (iv) in its sole discretion, without penalty, upon sixty (60) days prior written notice to Subadviser. This Subadvisory Agreement also may be terminated at any time, without penalty, by the vote of the holders of a majority of the outstanding voting securities of the Fund.

(c)       This Subadvisory Agreement may be terminated by the Subadviser, without penalty at any time, upon sixty (60) days prior written notice, to the Adviser and the Fund.

(d)       In the event of termination of this Subadvisory Agreement, all compensation due to the Subadviser through the date of termination will be calculated on a pro rata basis through the date of termination and paid promptly after the next succeeding month’s end.

13.	Notice.

Any notice under this Subadvisory Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, or sent by facsimile or electronically, to the other party, with a copy to the Fund, at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to the Adviser:

AlpInvest Private Equity Investment Management, LLC

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

212-332-6240

cameron.fairall@alpinvest.com

Attention: Cameron Fairall

Chief Compliance Officer and Secretary

If to the Subadviser:

Carlyle Global Credit Investment Management L.L.C.

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

212-813-4900

Joshua.Lefkowitz@carlyle.com

Attention: Joshua Lefkowitz

Managing Director and Chief Legal Officer

With a copy to:

If to either the Adviser or the Subadviser, copies to:

Carlyle AlpInvest Private Markets Secondaries Fund

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

212-332-6240

jennifer.juste@carlyle.com

Attention: Jennifer Juste

Chief Compliance Officer

14.	Amendments to this Subadvisory Agreement.

This Subadvisory Agreement may be amended by mutual agreement in writing, subject to approval by the Board of Trustees of the Fund and the Fund’s shareholders to the extent required by the Act.

15.	Governing Law.

This Subadvisory Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware that are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder and without giving effect to principles of conflicts of laws and in accordance with the applicable provisions of the Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

16.	Survival.

The provisions of this Subadvisory Agreement shall survive the termination or other expiration of this Subadvisory Agreement with respect to any matter arising while this Subadvisory Agreement was in effect.

17.	Independent Contractor.

For all purposes of this Subadvisory Agreement, the Subadviser shall be an independent contractor and not an employee or dependent agent of the Manager or the Fund; nor shall anything herein be construed as making the Subadviser a partner or co-venturer with the Manager, the Fund or any of their respective affiliates or clients. Except as provided in this Subadvisory Agreement, the Subadviser shall have no authority to bind, obligate, or represent the Manager or the Fund.

18.	Entire Agreement.

This Subadvisory Agreement constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding on the parties hereto.

19.	No Waiver.

No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

20.	Defined Terms.

For the purposes of this Subadvisory Agreement, the terms “affiliated person,” “interested person,” “assignment,” and “majority of the outstanding voting securities” shall have their respective meanings defined in the Act, subject, however, to such rules, exemptions, and interpretations as may be adopted, granted, or published by the Commission from time to time.

21.	Captions.

The captions in this Subadvisory Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

22.	Severability.

If any one or more provisions in this Subadvisory Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Subadvisory Agreement, but this Subadvisory Agreement shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision as if such provision had never been contained herein.

23.	Third-party Beneficiaries.

The Fund is a third-party beneficiary of this Subadvisory Agreement and shall be entitled to enforce any and all provisions of this Agreement to the full extent as if it were a party to this Agreement.

24.	Counterparts.

This Subadvisory Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Fund, the Adviser and the Subadviser have caused this Subadvisory Agreement to be executed as of the day and year first above written.

ALPINVEST PRIVATE EQUITY INVESTMENT MANAGEMENT, LLC

By:	/s/ Cameron Fairall
Name:	Cameron Fairall
Title:	Chief Compliance Officer

By:	/s/ Michael Thorne
Name:	Michael Thorne
Title:	Chief Legal Officer

CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Catherine Ziobro
Name:	Catherine Ziobro
Title:	Chief Compliance Officer

Acknowledged and Agreed:

CARLYLE ALPINVEST PRIVATE MARKETS SECONDARIES FUND

By:	/s/ Christopher Perriello
Name:	Christopher Perriello
Title:	President and Principal Executive Officer

CARLYLE ALPINVEST PRIVATE MARKETS SECONDARIES FUND,

on behalf of each Subsidiary

By:	/s/ Christopher Perriello
Name:	Christopher Perriello
Title:	President and Principal Executive Officer